Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES STATISTICALLY SIGNIFICANT PRIMARY ENDPOINT RESULT FOR TARGET 3 EVALUATING THE EFFICACY AND SAFETY OF REPEAT TREATMENT WITH RIFAXIMIN 550MG IN SUBJECTS WITH IRRITABLE BOWEL SYNDROME WITH DIARRHEA

RALEIGH, NC, July 1, 2014 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the successful outcome of TARGET 3 – a Phase 3 randomized, double-blind, placebo-controlled study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID (three times daily) for 14 days in subjects with irritable bowel syndrome with diarrhea, or IBS-D, who respond to an initial treatment course with rifaximin 550 mg TID for 14 days. In the study a statistically significant greater proportion of rifaximin treated subjects (as compared to placebo) responded to repeat treatment as assessed by the composite primary endpoint of IBS-related abdominal pain and stool consistency during the 4 week treatment-free follow-up period (Primary Evaluation Period, or PEP) in the Double Blind Repeat Treatment Phase.

“We are pleased that the outcome of TARGET 3 provides prospective controlled data to support the efficacy of repeat treatment with rifaximin,” stated Bill Forbes, PharmD, Executive Vice President, Medical, Research and Development and Chief Development Officer, Salix. “These data should provide adequate information for the basis of the product labeling used to guide patients and their health care providers on how to safely and most effectively administer repeat treatment of rifaximin in patients with IBS-D. Additionally, the outcome of TARGET 3 serves to corroborate the results of TARGET 1 and TARGET 2, the confirmatory Phase 3 trials for our supplemental New Drug Application seeking marketing approval for rifaximin as a treatment option for irritable bowel syndrome with diarrhea.”

About XIFAXAN 550 mg

Indication:

XIFAXAN® (rifaximin) 550 mg tablets are indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients ≥ 18 years of age.

Important Safety Information about XIFAXAN 550 mg

XIFAXAN® (rifaximin) 550 mg tablets are contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

There is increased systemic exposure in patients with more severe hepatic dysfunction. The clinical trials were limited to patients with MELD scores < 25. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

Concomitant administration of drugs that are P-glycoprotein (P-gp) inhibitors with XIFAXAN can substantially increase the systemic exposure to XIFAXAN. Caution should be exercised when concomitant use of XIFAXAN and a P-gp inhibitor such as cyclosporine is needed. In patients with hepatic impairment, a potential additive effect of reduced metabolism and concomitant P-gp inhibitors may further increase the systemic exposure to XIFAXAN.

Based on animal data, XIFAXAN may cause fetal harm. Discontinue in nursing mothers after taking into account the importance of the drug to the mother.

The most common adverse reactions occurring in ≥ 10% of patients and at a higher incidence than placebo in the clinical study were peripheral edema (15%), nausea (14%), dizziness (13%), fatigue (12%), and ascites (11%).

XIFAXAN 550 mg is licensed by Alfa Wassermann S.p.A. to Salix Pharmaceuticals, Inc.

Please see complete Prescribing Information for XIFAXAN.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact Salix at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our filings with the SEC.

The statements in this press release that are not historical fact are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from current expectations. Factors that could cause actual events or results to differ materially from those described in this press release include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements and Investigational NDAs, including risk that XIFAXAN (rifaximin) 550 mg will not receive the necessary regulatory approvals; the risk that products, including XIFAXAN (rifaximin) 550 mg (if approved), will not be accepted by the market or otherwise be commercially successful; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; payer coverage for approved products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions and other factors. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see Salix’s latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, Salix expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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